Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS SECOND QUARTER 2026 RESULTS

SECOND QUARTER SUMMARY:	FIRST HALF OF 2026 SUMMARY:

●Net sales: $854.0 million, up 12.4% y/y
●Gross billings: $1.2 billion, up 14.0% y/y1
●Gross profit: $157.5 million, up 14.3% y/y
●Gross margin: 18.4%, up 30 basis points y/y
●Net income: $33.2 million, up 33.8% y/y
●Diluted EPS: $1.31, compared to $0.97 y/y
●Adjusted Diluted EPS: $1.31, compared to $0.97[2]

●Net sales: $1.6 billion, up 7.9% y/y
●Gross billings: $2.2 billion, up 9.3% y/y1
●Gross profit: $290.2 million, up 9.5% y/y
●Gross margin: 18.4%, up 30 basis points y/y
●Net income: $50.4 million, up 31.7% y/y
●Diluted EPS: $1.99, compared to $1.48 y/y
●Adjusted Diluted EPS: $2.08, compared to $1.56[2]

Merrimack, NH—July 29, 2026—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the second quarter ended June 30, 2026. The Company also announced that its Board of Directors declared a quarterly dividend of $0.20 per share of the Company’s common stock. Payment will be made on August 28, 2026, to shareholders of record on August 11, 2026.

"Our record financial performance reflects more than strong execution—it reflects the value that our customers are placing on their enterprise technology," said Timothy McGrath, President and Chief Executive Officer. McGrath continued, "As organizations increasingly operationalize AI, they need trusted partners like Connection who can modernize infrastructure, strengthen security, integrate cloud and data platforms, and deliver measurable business outcomes."

Second Quarter of 2026 Results:

Net sales for the quarter ended June 30, 2026 increased by 12.4%, year over year. Gross billings increased by 14.0% to $1.2 billion, compared to $1.0 billion in the second quarter of 20251. Gross profit increased by 14.3% to $157.5 million, compared to $137.8 million for the second quarter of 2025, and gross margin increased 30 basis points to 18.4%, compared to the prior year quarter. Net income increased 33.8% to $33.2 million, or $1.31 per diluted share, compared to $24.8 million, or $0.97 per diluted share, for the second quarter of 2025.

Performance by Segment:

●	Net sales for the Business Solutions segment increased by 17.3% to $343.9 million in the second quarter of 2026, compared to $293.2 million in the prior year quarter. Gross billings increased by 16.7% to $496.1 million, compared to $425.1 million in the prior year quarter[1]. Gross profit increased by 14.9%

1 Gross billings is the total dollar value of goods and services billed during the period, net of customer returns, credit memos, and any applicable sales or other taxes and include agency fees, and freight. As certain transactions are recognized on a net basis, gross billings include amounts not recognized in net sales.

2 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 10 for definitions and reconciliations of these measures.

to $79.1 million, compared to $68.9 million in the prior year quarter. Gross margin decreased by 50 basis points to 23.0% for the second quarter of 2026.
●	Net sales for the Public Sector Solutions segment remained consistent at $140.5 million for the second quarter of 2026 and 2025. Gross billings increased by 1.7% to $197.1 million, compared to $193.8 million in the prior year quarter[1]. Gross profit increased by 9.2% to $23.2 million, compared to $21.3 million in the prior year quarter. Gross margin increased by 130 basis points to 16.5% for the second quarter of 2026.
●	Net sales for the Enterprise Solutions segment increased by 13.4% to $369.6 million in the second quarter of 2026, compared to $326.0 million in the prior year quarter. Gross billings increased by 17.0% to $477.0 million, compared to $407.5 million in the prior year quarter[1]. Gross profit increased by 15.8% to $55.2 million, compared to $47.6 million in the prior year quarter. Gross margin increased by 30 basis points to 14.9% for the second quarter of 2026.

Sales by Product Mix:

●	Notebook/mobility and desktop sales increased by 19% year over year and accounted for 51% of net sales in the second quarter of 2026, compared to 48% of net sales in the second quarter of 2025.
●	Software sales increased by 15% year over year and accounted for 9% of net sales in the second quarter of both 2026 and 2025.
●	Servers/storage sales decreased by 18% year over year and accounted for 7% of net sales in the second quarter of 2026, compared to 9% of net sales in the second quarter of 2025.
●	Networking sales increased by 12% year over year and accounted for 7% of net sales in the second quarter of both 2026 and 2025.
●	Accessories sales increased by 10% year over year and accounted for 10% of net sales in the second quarter of both 2026 and 2025.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2026 by 7.1% to $114.5 million from $106.9 million in the prior year quarter. SG&A as a percentage of net sales decreased to 13.4%, compared to 14.1% in the prior year quarter.

Interest income in the second quarter of 2026 was $2.5 million, compared to $3.2 million in the second quarter of 2025.

Cash and cash equivalents and short-term investments were $340.7 million as of June 30, 2026, compared to $406.7 million as of December 31, 2025.

Six Months of 2026 Results:

Net sales for the six months ended June 30, 2026 increased by 7.9%, compared to the six months ended June 30, 2025. Gross billings increased by 9.3% to $2.2 billion, compared to $2.0 billion for the six months ended June 30, 20251. Gross profit increased by 9.5% to $290.2 million, compared to $265.1 million for the six months ended June 30, 2025, and gross margin increased 30 basis points to 18.4%, compared to the six months ended June 30, 2025. Net income for the six months ended June 30, 2026 increased by 31.7% to $50.4 million, or $1.99 per diluted share, compared to net income of $38.3 million, or $1.48 per diluted share, for the six months ended June 30, 2025. Adjusted Diluted Earnings per Share2 increased to $2.08 per share for the six months ended June 30, 2026, compared to $1.56 per share for the six months ended June 30, 2025.

1 Gross billings is the total dollar value of goods and services billed during the period, net of customer returns, credit memos, and any applicable sales or other taxes and include agency fees, and freight. As certain transactions are recognized on a net basis, gross billings include amounts not recognized in net sales.

2 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 10 for definitions and reconciliations of these measures.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, restructuring and other charges and non-routine legal settlements (“Adjusted EBITDA”)1 increased 18% to $144.5 million for the twelve months ended June 30, 2026, compared to $122.5 million for the twelve months ended June 30, 2025.

Conference Call and Webcast

Connection will host a conference call and live web cast today, July 29, 2026 at 4:30 p.m. EDT to discuss its second quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured IT solutions from its ISO 9001:2015 SOC 2 Type 2 certified Technology Integration and Distribution Center in Wilmington, OH. In addition, the Company has more than 5,000 professional certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 1,600 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

1 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 10 for definitions and reconciliations of these measures.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements because they may contain words such as “may,” “will,” “would,” “should,” “expects,” “plans,” “could,” “intends,” “target,” “projects,” “believes,” “estimates,” “anticipates,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	macroeconomic factors facing the global economy, including disruptions in or increased volatility of the capital markets, changes in trade policy, which may include the imposition of tariffs or other trade barriers, economic sanctions and economic slowdowns or recessions, government shutdowns, the impact of conflicts in Iran and the Middle East, changes in tax policy, rising inflation and changing interest rates modifying our potential for investment income and the timing thereof or reducing the level of investment our customers are willing to make in IT products;
●	supply constraints, such as the global memory (DRAM and NAND) shortage;
●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number or type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at third party shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business; and
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation.

Additional factors include those described in our Annual Report on Form 10-K for the year ended December 31, 2025, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial

Condition and Results of Operations,” and “Business,” in our subsequent Quarterly Reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended June 30,
	2026	2025	% Change
Operating Data:
Net sales (in thousands)	$853,996	$759,693	12%
Diluted earnings per share	$1.31	$0.97	35%

Gross margin	18.4%	18.1%
Operating margin	5.0%	4.1%

Inventory turns (1)	15	17
Days sales outstanding (2)	71	68

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	40%	34%
Desktops	11	14
Accessories	10	10
Software	9	9
Displays and Sound	9	9
Servers/Storage	7	9
Net/Com Products	7	7
Other Hardware/Services	7	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	25,238	25,396
Closing price	$72.99	$65.78
Market capitalization (in thousands)	$1,842,122	$1,670,549
Trailing price/earnings ratio	19.3	20.1
LTM Net Income (in thousands)	$95,843	$86,050
LTM Adjusted EBITDA (3) (in thousands)	$144,480	$122,461

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements for the last twelve months. See page 9 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended June 30,
	2026		2025
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$369,620	14.9%	$326,011	14.6%
Business Solutions	343,870	23.0	293,168	23.5
Public Sector Solutions	140,506	16.5	140,514	15.2
Total	$853,996	18.4%	$759,693	18.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2026	2025	2026	2025
Net sales	$853,996	$759,693	$1,575,862	$1,460,739
Cost of sales	696,523	621,927	1,285,652	1,195,662
Gross profit	157,473	137,766	290,210	265,077
Selling, general and administrative expenses	114,461	106,869	223,913	216,728
Severance expenses	—	—	3,060	2,930
Income from operations	43,012	30,897	63,237	45,419
Interest income, net	2,525	3,216	5,888	7,116
Other income	—	—	—	76
Income tax provision	(12,369)	(9,324)	(18,734)	(14,341)
Net income	$33,168	$24,789	$50,391	$38,270

Earnings per common share:
Basic	$1.31	$0.98	$2.00	$1.49
Diluted	$1.31	$0.97	$1.99	$1.48

Shares used in the computation of earnings per common share:
Basic	25,226	25,405	25,214	25,739
Diluted	25,339	25,520	25,309	25,860

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(amounts in thousands)	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$123,717	$193,221
Short-term investments	216,973	213,457
Accounts receivable, net	726,823	648,020
Inventories, net	205,095	143,567
Prepaid expenses and other current assets	21,533	22,607
Total current assets	1,294,141	1,220,872
Property and equipment, net	45,762	46,912
Right-of-use assets, net	7,315	1,569
Goodwill	73,602	73,602
Intangibles, net	473	989
Other assets	6,341	6,981
Total Assets	$1,427,634	$1,350,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$377,556	$338,202
Accrued payroll	24,978	30,939
Accrued expenses and other liabilities	46,792	51,251
Total current liabilities	449,326	420,392
Deferred income taxes	18,981	19,905
Operating lease liability	6,677	498
Total Liabilities	474,984	440,795
Stockholders’ Equity:
Common stock	296	295
Additional paid-in capital	149,530	144,608
Retained earnings	946,196	905,890
Accumulated other comprehensive (loss) income	(208)	78
Treasury stock at cost	(143,164)	(140,741)
Total Stockholders’ Equity	952,650	910,130
Total Liabilities and Stockholders’ Equity	$1,427,634	$1,350,925

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2026	2025	2026	2025
Cash Flows (used in) provided by Operating Activities:
Net income	$33,168	$24,789	$50,391	$38,270
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,736	2,866	5,533	5,965
Adjustments to credit losses reserve	1,557	663	1,796	1,058
Stock-based compensation expense	2,653	2,461	5,292	4,669
Deferred income taxes	(682)	—	(848)	—
Amortization of discount on short-term investments, net	(555)	(1,627)	(1,444)	(1,672)
Gain on sale of short-term investments	—	—	—	(76)
Loss on disposal of fixed assets	24	4	74	20
Changes in assets and liabilities:
Accounts receivable	(66,899)	(33,716)	(80,599)	(26,662)
Inventories	(10,801)	18,305	(61,528)	(38,433)
Prepaid expenses and other current assets	1,849	(1,474)	1,074	(4,142)
Other non-current assets	66	(1,713)	640	(1,629)
Accounts payable	(18,758)	30,326	39,328	3,368
Accrued expenses and other liabilities	(8,167)	(14,626)	(9,251)	(6,865)
Net cash (used in) provided by operating activities	(63,809)	26,258	(49,542)	(26,129)
Cash Flows (used in) provided by Investing Activities:
Purchases of short-term investments	(51,380)	—	(105,650)	(52,358)
Proceeds from sale of short-term investments	—	—	—	108,763
Maturities of short-term investments	49,999	—	103,216	50,000
Purchases of property and equipment	(1,931)	(1,620)	(3,915)	(3,331)
Net cash (used in) provided by investing activities	(3,312)	(1,620)	(6,349)	103,074
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	—	—	—	732
Repayment of short-term borrowings	—	—	—	(732)
Purchase of common stock for treasury shares	—	(16,725)	(2,481)	(60,464)
Payments for excise tax on purchase of common stock for treasury shares	(678)	(36)	(678)	(36)
Dividend payments	(5,045)	(3,810)	(10,085)	(7,720)
Issuance of common stock under Employee Stock Purchase Plan	602	619	602	619
Payment of payroll taxes on stock-based compensation through shares withheld	(300)	(399)	(971)	(918)
Net cash used in financing activities	(5,421)	(20,351)	(13,613)	(68,519)
(Decrease) increase in cash and cash equivalents	(72,542)	4,287	(69,504)	8,426
Cash and cash equivalents, beginning of period	196,259	182,457	193,221	178,318
Cash and cash equivalents, end of period	$123,717	$186,744	$123,717	$186,744

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$111	$346	$111	$346
Accrued purchase of treasury shares	$—	$66	$—	$66
Accrued excise tax on treasury purchases	$—	$572	$—	$572

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to Net Income is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,			LTM Ended June 30, (1)
(amounts in thousands)	2026	2025	% Change	2026	2025	% Change
Net income	$33,168	$24,789	34%	$95,843	$86,050	11%
Depreciation and amortization	2,736	2,866	(5)	11,271	12,410	(9)
Income tax expense	12,369	9,324	33	34,399	30,449	13
Interest income	(2,532)	(3,219)	(21)	(13,224)	(16,790)	(21)
Interest expense	7	3	133	82	165	(50)
EBITDA	45,748	33,763	35	128,371	112,284	14
Severance expenses (2)	—	—	—	6,143	2,930	110
Legal settlement (3)	—	—	—	—	(1,700)	(100)
Stock-based compensation	2,653	2,461	8	9,966	8,947	11
Adjusted EBITDA	$48,401	$36,224	34%	$144,480	$122,461	18%

(1)	LTM: Last twelve months
(2)	Severance expenses and other charges in 2026 consisted of voluntary retirement offering and internal restructuring activities and in 2025 consisted of internal restructuring activities.
(3)	The Company recorded $1.7 million of other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation of Adjusted Net Income to Net Income is detailed below. Adjusted Net Income is defined as Net Income plus severance expenses, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation of Adjusted Diluted Earnings per Share to Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined as diluted earnings per share adjusted for severance expenses, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,			Six Months Ended June 30,
(amounts in thousands, except per share data)	2026	2025	% Change	2026	2025	% Change
Net income	$33,168	$24,789	34%	$50,391	$38,270	32%
Severance expenses (1)	—	—	—	3,060	2,930	4
Tax benefit	—	—	—	(829)	(799)	4
Adjusted Net Income	33,168	24,789	34	52,622	40,401	30
Diluted shares	25,339	25,520		25,309	25,860
Diluted Earnings per Share	$1.31	$0.97	35%	$1.99	$1.48	34%
Adjusted Diluted Earnings per Share	$1.31	$0.97	35%	$2.08	$1.56	33%

(1)	Severance expenses and other charges in 2026 consisted of voluntary retirement offering and internal restructuring activities and in 2025 consisted of internal restructuring activities.